Exhibit 16.1

[LETTERHEAD OF MARCUM LLP]

December 23, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by SilverBox Engaged Corp II under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” of its Registration Statement on Form S-1 dated December 23, 2021. We agree with the statements concerning our Firm in such Form S-1; we are not in a position to agree or disagree with other statements of SilverBox Engaged Corp II contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP

New York, NY